Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A
(Form Type)

Momentive Global Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee Rate	Amount of Filing Fee
Fees to be Paid	$1,602,104,960.00	(1)	0.0001102	$176,552.00	(2)
Fees Previously Paid				$0
Total Transaction Valuation	$1,602,104,960.00
Total Fees Due for Filing				$176,552.00
Total Fees Previously Paid				$0
Total Fee Offsets				$0
Net Fee Due				$176,552.00

(1)
Aggregate number of securities to which transaction applies: As of April 5, 2023, the maximum number of shares of the Momentive’s common stock to which this transaction applies is estimated to be 170,019,890, which consists of (1) 150,689,947 shares of common stock entitled to receive the per share merger consideration of $9.46; (2) 880,000 shares of common stock underlying stock options, which may be entitled to receive the per share merger consideration of $9.46 minus any applicable exercise price; (3) 10,159,110 shares of common stock underlying outstanding restricted stock units, which may be entitled to receive the per share merger consideration of $9.46; (4) 7,481,519 additional shares of common stock reserved for issuance pursuant to the employee stock purchase plan; and (5) 809,314 shares of Momentive common stock subject to outstanding Momentive restricted stock awards outstanding as of April 5, 2023.

(2)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of April 5, 2023, the underlying value of the transaction was calculated based on the sum of (1) the product of 150,689,947 shares of common stock and the per share merger consideration of $9.46; (2) the product of 880,000 shares of common stock underlying stock options and $2.32 (which is the difference between the per share merger consideration of $9.46 and the weighted average exercise price of $7.14); (3) the product of 10,159,110 shares of common stock underlying outstanding restricted stock units and the per share merger consideration of $9.46; (4) the product of 7,481,519 shares of common stock reserved for issuance under the employee stock purchase plan and the per share merger consideration of $9.46; and (5) the product of 809,314 shares of Momentive common stock subject to outstanding Momentive restricted stock awards multiplied by the per share merger consideration of $9.46. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by .0001102.